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                                                                    Exhibit 10.8

                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                           Z-TEL COMMUNICATIONS, INC.
                                       AND
                              CHARLES W. MCDONOUGH

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the date set forth on the signature page hereto by and between Z-TEL COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and CHARLES W. MCDONOUGH ("Employee").

         WHEREAS, the Company and Employee desire to enter into this Agreement to assure the Company of the services of Employee and to set forth the respective rights and duties of the parties hereto;

         WHEREAS, the Company is a wholly-owned subsidiary corporation of Z-Tel Technologies, Inc., a Delaware corporation;

         WHEREAS, the Company is principally in the business of providing local, long-distance and enhanced telecommunications services (such activities, present and future, being hereinafter referred to as the "Business"); and

         WHEREAS, the Company has developed and expects to develop trade secrets, methods of doing business, business plans, computer software and other items worthy of protection;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, the Company and Employee agree as follows:

                                    ARTICLE I
                                   EMPLOYMENT

         1.1 EMPLOYMENT AND TITLE. The Company hereby employs Employee, and Employee hereby accepts such employment, as Senior Vice President - Chief Technology Officer of the Company, all upon the terms and conditions set forth herein.

         1.2 SERVICES. During the Term (as hereinafter defined) hereof, Employee agrees to perform diligently and in good faith the duties of Senior Vice President - Chief Technology Officer of the Company, under the direction of the Board of Directors of the Company (the "Board of Directors") and the Company's Chief Executive Officer. Employee agrees to devote his best efforts and all of his full business time, energies and abilities to the services to be performed hereunder and for the exclusive benefit of the Company. Employee shall be vested with such authority as is generally commensurate with the position of Senior Vice President - Chief Technology Officer of the Company, as further outlined below. Employee will report solely to the Board of Directors and the Company's Chief Executive Officer.

         1.3 LOCATION. The principal place of employment and the location of Employee's principal office shall be in Tampa, Florida; provided, however, Employee shall, if he determines it to be reasonably necessary, engage in reasonable travel in the performance of his duties under this Agreement.

         1.4 REPRESENTATIONS. Both parties represent and warrant to the other that they have full power and authority to enter into and perform this Agreement and that their execution and


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performance of this Agreement shall not constitute a default under or breach of any of the terms of any agreement to which they are a party or under which they are bound. Both parties represent that no consent or approval of any third party is required for their execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for their execution, delivery and performance of this Agreement have been obtained. Employee further represents that his employment hereunder will not involve the use of information or materials that belong to a former employer or another person or entity and for which Employee has a duty of confidentiality.

                                   ARTICLE II
                                      TERM

         2.1 TERM. The initial term of Employee's employment hereunder shall commence as of the date hereof (the "Commencement Date") and shall continue for a period of three years, unless earlier terminated pursuant to the provisions of this Agreement. The initial term and every renewal term thereafter shall automatically renew for an additional one-year term unless either party delivers written notice of non-renewal to the other party at least ninety (90) days before the expiration of the initial term or renewal term as the case may be. The initial term and any renewal term are hereinafter collectively referred to as the "Term." The date upon which the Term (including any renewal term if applicable) is to expire is referred to as the "Scheduled Termination Date."

                                   ARTICLE III
                                  COMPENSATION

         3.1 BASE SALARY. As compensation for the services to be rendered by Employee, the Company shall pay Employee, during the Term of this Agreement, an annual base salary of not less than TWO HUNDRED FORTY THOUSAND DOLLARS ($240,000), which base salary shall accrue monthly (prorated for periods less than a month) and shall be paid in accordance with the Company's standard payroll practices. The base salary will be reviewed annually, or, more frequently, as appropriate, by the Board of Directors for upward, but not downward, adjustment in its sole discretion.

         3.2 BONUS COMPENSATION. For every fiscal year ending during the Term, Employee will be entitled to participate in an Executive Bonus Pool to be established by the Company (the "Executive Bonus Pool"). Each fiscal year ending during the Term, the Company will reserve for the Executive Bonus Pool an amount equal to five percent (5%) the Adjusted EBITDA of Z-Tel Technologies, Inc. For this purpose, "Adjusted EBITDA" means net income before deduction for interest expense, income taxes, depreciation and amortization determined in accordance with generally accepted accounting principles, consistently applied, and adjusted to exclude the following items: (i) the amount of the Executive Bonus Pool determined hereunder and any other bonuses or fees (whether payable to Employee, other executives of the Company or any other person or entity) that are based, without substantial discretion, primarily upon the Company's net income, the net income of Z-Tel Technologies, Inc. or any substantially similar measurement base; (ii) gains or losses arising from any material, extraordinary, non-recurring transactions; (iii) gains or losses arising from sales or dispositions of capital assets or the Company's capital stock; and (iv) discharge of indebtedness income. The Board of Directors will allocate the entire Executive Bonus Pool among the participants in the Executive Bonus Pool, including Employee. Such amounts allocated will be due and payable to the participants, including Employee, one hundred twenty days (120) after the Company's fiscal year end. The Board of Directors shall have the sole discretion
(i) to determine the number of participants from time to time


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(ii) to select the participants (without excluding Employee) from time to time, and (iii) to determine the allocations (which may be -0- to a given participant) among the participants. Employee shall be eligible to receive any other bonus or incentive compensation, which may be granted from time to time in the sole discretion of the Board of Directors in accordance with the Company's compensation structure in effect from time to time.

         3.3 EMPLOYEE'S LEGAL FEES. Employee may, and the Company has encouraged the Employee to, engage competent independent legal counsel for advice and guidance with respect to this Agreement, including advice as to the federal income tax consequences of this ARTICLE III and ARTICLE VII. The Company shall reimburse Employee for all reasonable legal fees incurred by Employee in connection with the negotiation and execution of this Agreement.

         3.4 BENEFITS. Employee shall be entitled, during the Term hereof, to the same medical, hospital, dental and life insurance coverage and benefits as are then available to the Company's most senior executive officers, together with the following additional benefits:

                  (a) Comprehensive medical coverage, including dependent coverage, paid fully by the Company;

                  (b) Life insurance in an amount equal to two times Employee's base salary;

                  (c) Long-term disability insurance in an amount, adjusted annually, equal to two-thirds of Employee's prior year base salary and incentive compensation, if any, excluding compensation earned through Company stock options or other securities; and

                  (d) The Company's normal vacation allowance and other paid time off for all employees who are executive officers of the Company, but not less than three weeks annually.

         3.5 WITHHOLDING. Any and all amounts payable under this Agreement, including amounts payable under this ARTICLE III and ARTICLE VII, are subject to withholding for such federal, state and local taxes required pursuant to any applicable law, rule or regulation.


                                   ARTICLE IV
                   WORKING FACILITIES, EXPENSES AND INSURANCE

         4.1 WORKING FACILITIES AND EXPENSES. Employee shall be furnished with an office at the Employee's principal office as set forth in SECTION 1.3 hereof, or at such other location as agreed to by Employee and the Company, and other working facilities and secretarial and other assistance suitable to his position and reasonably required for the performance of his duties hereunder. The Company shall reimburse Employee for all of Employee's reasonable expenses incurred while employed and performing his duties under and in accordance with the terms and conditions of this Agreement, subject to Employee's full and appropriate documentation, including receipts for all such expenses in the manner required pursuant to Company's policies and procedures and the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations in effect from time to time.

         4.2 INSURANCE. The Company may secure in its own name or otherwise, and at its own expense, life, disability and other insurance covering Employee or Employee and others, and


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Employee shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Employee agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians(s) as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by any insurance company to which application is made for such insurance. Any information provided by Employee to such insurance company (the results of examinations being deemed part of such information) will be provided on a confidential basis, and the Company shall have no access thereto.


                                    ARTICLE V
                              ILLNESS OR INCAPACITY

         5.1 RIGHT TO TERMINATE. Except as provided by this Article and notwithstanding anything else to the contrary contained in this Agreement, the Company shall have no right to terminate Employee's employment hereunder during any period that Employee suffers illness or incapacity. The Company shall have the right to terminate Employee's employment hereunder by delivery of thirty
(30) days written notice of termination if Employee is unable to perform, with reasonable accommodation, in all material respects the essential duties of his employment hereunder for a period exceeding six (6) consecutive months by reason of illness or incapacity. A termination of employment under this Article will be deemed a termination "without good cause" as described in SECTION 7.1 hereof.

         5.2 RIGHT TO REPLACE. If Employee's illness or incapacity, whether by physical or mental cause, renders him unable for a minimum period of thirty (30) consecutive calendar days to carry out his duties and responsibilities as set forth herein, the Company shall have the right to designate a person to temporarily perform Employee's duties; provided, however, that if Employee returns to work from such illness or incapacity within the six (6) month period following his inability due to such illness or incapacity, he shall be entitled to be reinstated in the capacity described in ARTICLE I hereof with all rights, duties and privileges attendant thereto.

         5.3 RIGHTS PRIOR TO TERMINATION. Employee shall be entitled to his full base salary under SECTION 3.1 hereof and full benefits under SECTION 3.4 hereof during such illness or incapacity unless and until an election is made by the Company to terminate Employee's employment in accordance with the provisions of this ARTICLE V.

         5.4 DETERMINATION OF ILLNESS OR INCAPACITY. For purposes of this
ARTICLE V, the term "illness or incapacity" shall mean Employee's inability to perform his duties hereunder substantially on a full-time basis because of physical or mental illness or physical injury as determined by the Board of Directors, in its reasonable discretion based upon competent medical evidence. Upon the Company's written request, Employee shall submit to reasonable medical and other examinations to provide the evidence required hereunder.


                                   ARTICLE VI
                                  TRADE SECRETS

         6.1 CONFIDENTIALITY. Employee will hold Confidential Information in confidence and trust and limit disclosure of Confidential Information strictly to persons who have a need to know such Confidential Information in connection with the Business and who have agreed in writing with the Company to maintain the confidentiality of such Confidential Information. Employee will


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not disclose, use, or permit the use or disclosure of Confidential Information, except in satisfying his obligations under this Agreement. Employee will use reasonable care to protect Confidential Information from inappropriate disclosure, whether inadvertent or intentional. Notwithstanding the foregoing, Employee may disclose Confidential Information if such disclosure is required by a court order or an order of a similar judicial or administrative body; provided, however, that Employee notifies the Company of such requirement immediately and in writing, and cooperates reasonably with the Company in obtaining a protective or similar order with respect thereto.

         6.2 CONFIDENTIAL INFORMATION. For the purposes of this Agreement, the phrase "Confidential Information" means information or materials that, in the Company's view, provide advantage to the Company over others not having such information or materials and includes (i) customer information, supplier information, sales channel and distributor information, material terms of any contracts, marketing philosophies, strategies, techniques and objectives (including service roll-out dates and volume estimates), legal and regulatory positions and strategies, advertising and promotional copy, competitive advantages and disadvantages, non-published financial data, network configurations, product or service plans, designs, costs, prices and names, inventions, discoveries, improvements, technological developments, know-how, software code, business opportunities (including planned or proposed financings, mergers, acquisitions, ventures and partnerships) and methodologies and processes (including the look and feel of computer screens and reports) for provisioning (whether in connection with interexchange carriers or incumbent local exchange carriers), customer assistance, order acceptance and tracking, repairs, and commissions; (ii) information designated in writing or conspicuously marked as "confidential" or "proprietary" or likewise designated or marked with words of similar import; (iii) information for which the Company has an obligation of confidentiality so long as such obligation is known to Employee; and (iv) information of a nature that a reasonable person would conclude that it is confidential or proprietary.

         6.3 NOTIFICATION OF THIRD PARTY DISCLOSURE REQUESTS. If Employee receives any written or oral third party request, order, instruction or solicitation for the disclosure of Confidential Information not in conformance with this Agreement or if Employee becomes aware of any attempt by a third party to improperly gain Confidential Information, Employee shall immediately notify the Company's Chief Executive Officer or the Board of Directors of such request, order, instruction or solicitation or of such attempt and fully disclose the details surrounding such request, order, instruction or solicitation or such attempt.

         6.4 NON-REMOVAL OF RECORDS. All documents, files, records, data, papers, materials, notes, books, correspondence, drawings and other written, graphic or electronic records of the Business and all computer software of the Company which Employee shall prepare or use, or come into contact with, shall be and remain the exclusive property of the Company, in its discretion, and shall not be physically, electronically, telephonically or otherwise removed from the Company's premises without the Company's prior written consent.

         6.5 RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION. Confidential Information gained, received or developed by Employee or in which Employee participated in developing will remain the exclusive property of the Company, in its sole discretion. Employee will promptly return to the Company or destroy or erase all records, books, documents or any other materials whatsoever (including all copies thereof) containing such Confidential Information in his possession or control upon the earlier of (i) the receipt of a written request from the Company for return or destruction of Confidential Information or (ii) the termination of Employee's employment hereunder.


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         6.6 TRADE SECRETS OF OTHERS. In the course of his employment hereunder,
Employee will not use any information or materials that belong to any former employer or any other person or entity and for which he has a duty of confidentiality or use or allow the use of any illegally obtained confidential or secret information or materials.


                                   ARTICLE VII
                                   TERMINATION

         7.1 TERMINATION BY THE COMPANY. The Company may terminate the Employee's employment hereunder without good cause anytime not fewer than 30 days nor more than 45 days after delivering written notice of termination to the Employee. The Company may terminate the Employee's employment hereunder for "good cause" anytime by delivery of written notice of termination. A termination for good cause under this SECTION 7.1 shall be effective upon the date set forth in a written notice of termination delivered to Employee. Good cause will be limited to the following circumstances:

                  (a) Employee has committed any fraud, dishonesty, misappropriation or similar act against the Company or an Affiliate of the Company; or

                  (b) Employee is in default in a material respect in the performance of Employee's obligations, services or duties hereunder, including Employee's willfully disregarding the written or oral instructions of the Company's Chief Executive Officer concerning the conduct of his duties hereunder, Employee's conduct which is materially inconsistent with the published policies of the Company, as promulgated from time to time and which are generally applicable to all employees or senior executives, or Employee's breach of any other material provision of this Agreement; or

                  (c) Employee is grossly negligent or engages in willful misconduct in the performance of his duties hereunder; or

                  (d) Employee has been adjudicated guilty by, or enters a plea of guilty or no contest before, a court of competent jurisdiction of illegal activities or found by a court of competent jurisdiction to have engaged in other wrongful conduct and such illegal activities or wrongful conduct, individually or in the aggregate, has (or could be reasonably expected to have) a material adverse effect on the Company, its prospects, earnings or financial condition.

         7.2 EFFECT OF TERMINATION FOR GOOD CAUSE. If Employee's employment is terminated by the Company for good cause-

                  (a) Employee shall be entitled to accrued base salary under SECTION 3.1 and accrued vacation pay and other paid time off, each through the date of termination;

                  (b) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of SECTION 4.1 hereof; and


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                  (c)      Except as provided in ARTICLE XI, this Agreement
                           shall thereupon be of no further force and effect.

         7.3 EFFECT OF TERMINATION WITHOUT GOOD CAUSE. If the Company terminates Employee's employment without good cause-

                  (a) Employee shall be entitled to accrued base salary under SECTION 3.1 and accrued vacation pay and other time off, each through the date of termination;

                  (b) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of SECTION 4.1 hereof;

                  (c) Employee shall be entitled to receive all amounts of base salary as would have been payable under SECTION
                           3.1 (provided that Employee shall receive not less than twelve (12) months of base salary) through the Scheduled Termination Date of the applicable term hereof, which amounts shall be paid as and when such base salary would have been paid under this Agreement if employment had not been terminated;

                  (d) Employee shall be entitled to receive all bonuses and benefits as would have been awarded or paid under SECTIONs 3.2 and 3.4 hereof through (or as a result of events occurring through) the Scheduled Termination Date, which benefits shall be awarded as and when the same would have been awarded under the Agreement had employment not been terminated;

                  (e) If the termination is within three years of a Change of Control (as defined herein), the Employee shall be entitled to receive a one-time, lump sum severance payment (due upon termination) equal to two and nine-tenths (2.9) times the total amount of the annual base salary payable under the terms of SECTION
                           3.1 of this Agreement plus any incentive or bonus paid in the prior year pursuant to SECTION 3.2 of this Agreement; and

                  (e) Except as provided in THIS ARTICLE AND ARTICLE XI, this Agreement shall thereupon be of no further force or effect.

         7.4 DEEMED TERMINATION WITHOUT GOOD CAUSE. After the occurrence of any of the following events, the Employee, at his sole option, may declare by thirty days (30) written notice to the Company that his employment hereunder has been terminated by the Company, and such termination will for all purposes of this Agreement be deemed a termination by the Company without good cause:

                  (a) The Company removes the Employee from the office of Senior Vice President - Chief Technology Officer;

                  (b) The Company materially changes the Employee's reporting requirements;

                  (c) The Company fails to afford Employee the power and authority generally commensurate with the position of Senior Vice President - Chief Technology Officer


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                  (d)      The Company requires Employee to relocate his
                           residence outside of Tampa, Florida; or

                  (e) The Company breaches any material provision of this Agreement.

In addition, Employee's death will be deemed a termination without good cause as of the date of death.

         7.5 TERMINATION BY EMPLOYEE. Employee may terminate his employment hereunder by giving not less than forty-five (45) days written notice to the Company.

         7.6 EFFECT OF TERMINATION BY EMPLOYEE. If Employee terminates his employment pursuant to SECTION 7.5 hereof -

                  (a) Employee shall be entitled to accrued base salary under SECTION 3.1 and accrued vacation pay and other paid time off, each through the date of termination;

                  (b) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of SECTION 4.1 hereof; and

                  (c) Except as provided in ARTICLE XI, this Agreement shall thereupon be of no further force and effect.


         7.7 CHANGE OF CONTROL. For purposes of SECTION 7.3 of this Agreement, a "Change of Control" shall be deemed to have occurred in the event of:

                  (a) The acquisition by any person or entity, or group thereof acting in concert, of "beneficial" ownership (as such term is defined in Securities and Exchange Commission ("SEC") Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of securities of the Company or of Z-Tel Technologies, Inc. which, together with securities previously owned, confer upon such person, entity or group the voting power, on any matters brought to a vote of shareholders, of thirty percent (30%) or more of the then outstanding shares of capital stock of the Company or capital stock of Z-Tel Technologies, Inc.; or

                  (b) The sale, assignment or transfer of assets of the Company or Z-Tel Technologies, Inc. in a transaction or series of transactions, if the aggregate consideration received or to be received by the Company or Z-Tel Technologies, Inc. in connection with such sale, assignment or transfer is greater than fifty percent (50%) of the book value, determined by the Company or Z-Tel Technologies, Inc., as the case may be, in accordance with generally accepted accounting principles, of the Company's assets or the assets of Z-Tel Technologies, Inc. determined on a consolidated basis immediately before such transaction or the first of such transactions; or


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                  (c)      The merger, consolidation, share exchange or
                           reorganization of the Company or Z-Tel Technologies, Inc. as a result of which the holders of all of the shares of capital stock of the Company (or of Z-Tel Technologies, Inc. as the case may be) as a group would receive less than fifty percent (50%) of the voting power of the capital stock or other interests of the surviving or resulting corporation or entity; or

                  (d) The adoption of a plan of liquidation or the approval of the dissolution of the Company or of Z-Tel Technologies, Inc.; or

                  (e) The commencement (within the meaning of SEC Rule 14d-2 under the Exchange Act) of a tender or exchange offer that, if successful, would result in a Change of Control;

                  (f) A determination by the Board of Directors of the Company, in view of then current circumstances or impending events, that a Change of Control has occurred or is imminent, which determination shall be made for the specific purpose of triggering the operative provisions of this Agreement; or

                  (g) The Board of Directors of the Company or of Z-Tel Technologies, Inc. is not comprised of a majority of directors who were either directors as of the date of this Agreement (the "Initial Directors") or whose nomination or election was approved by at least a majority of the Initial Directors or by a majority of directors whose nomination or election was approved by the Initial Directors.

         7.8      CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  (a) If it shall be determined that any payment, distribution or benefit received or to be received by Employee from the Company ("Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Employee shall be entitled to receive an additional payment (the "Excise Tax Gross-Up Payment) in an amount such that the net amount retained by Employee, after the calculation and deduction of any Excise Tax on the Payments and any federal, state and local income taxes and excise tax on the Excise Tax Gross-Up Payment provided for in this SECTION 7.8, shall be equal to the Payments. In determining this amount, the amount of the Excise Tax Gross-Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income taxes. Finally, the Excise Tax Gross-Up Payment shall be reduced by income or excise tax withholding payments made by the Company or any affiliate of either to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to Employee.

                  (b)      All determinations required to be made under this
                           SECTION 7.8, including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in SECTION 7.8(A) above, shall be made by the Company's independent auditors (the


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                           "Accounting Firm"), which shall provide detailed
                           supporting calculations both to the Company and Employee within 15 business days after Employee provides the Company with notice that a Payment has been or will be made or such earlier time as may be required by the Company. The determination of tax liability made by the Accounting Firm shall be subject to review by the Employee's tax advisor and, if Employee's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and Employee's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make the determination. All fees and expenses of the accountants and tax advisors retained by either Employee or the Company shall be borne by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this
                           SECTION 7.8, with respect to a Payment shall be paid by the Company to Employee at such time as Employee is entitled to receive the Payment. Any determination by a jointly designated public accounting firm shall be binding upon the Company and Employee.

                  (c) As a result of the uncertainty in the application of Subsection 4999 of the Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company that should have been made consistent with the calculations required to be made hereunder ("Underpayment"). In the event that Employee thereafter is required to make a payment of any Excise Tax, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in SECTION 7.8(A) above shall be promptly paid by the Company to or for the benefit of Employee. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from the Company to Employee payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).


                                  ARTICLE VIII
                      NON-COMPETITION AND NON-INTERFERENCE

         8.1 NONCOMPETITION. Employee agrees that during the course of his employment with the Company and (i) in the event of termination for Good Cause or a termination by Employee of such employment, for a period of twenty-four
(24) months after termination of such employment; or (ii) in the event of a termination of employment for any other reason, for a period of the lesser of
(x) twenty-four (24) months after termination of such employment; and (y) the number of months after termination of such employment during which Employee receives payments of base salary pursuant to SECTION 7.3(C), Employee will not, directly or indirectly, as an employee, agent, independent contractor, consultant, partner, joint venturer or otherwise, within any state in the United States within which Employee has been involved with the provision of services (or offers or plans to provide services) to customers or prospective customers of the Company within the twelve (12) months preceding the date of the termination of Employee's employment with the Company, enter into, engage in, be employed by or consult with (or solicit to enter into, engage in, be employed by or consult with) any business which competes with the Company by providing services of the same nature or type as those provided by the Company within the twelve (12) month period preceding the termination of the Employee's employment with the Company, including (a) participating as an officer, director,


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stockholder, member, employee, agent, independent contractor, consultant, representative or partner of, or having any direct or indirect financial interest (including the interest of a creditor) in, any such competitor or (b) assisting any other individual or business entity, of whatever type or description, in providing any such competing services. The provisions of this section shall not apply to the ownership by Employee of less than five percent (5%) of any publicly traded corporation or other business entity solely as an investor and under circumstances in which Employee neither provides services nor assists anyone else to provide any services to or on behalf of any such entity. Employee further agrees that upon a violation of this section of this Agreement, the period during which Employee's covenants in this section apply will be extended by the number of days equal to the period of such violation.

         8.2 NON-SOLICITATION/NON-ACCEPTANCE. Employee agrees, during the course of his employment with the Company and for a period of twenty-four (24) months after termination of that employment, whether voluntarily or involuntarily, with or without cause, that Employee will refrain from and will not, directly or indirectly, as employee, agent, independent contractor, consultant, partner, joint venturer or otherwise (a) solicit or counsel any third person, partnership, joint venture, company, corporation, association, or other organization that is or was a current or prospective customer of the Company within the twelve (12) months preceding the termination of the Employee's employment with the Company and with which Employee had a substantial relationship within such preceding twelve (12) month period, regardless of such person's or entity's location, to terminate any existing or prospective business relationship with the Company or commence a similar business relationship with any other individual or business entity; (b) accept, with or without solicitation, any business from any third person, partnership, joint venture, company, corporation, association or other organization that is or was a current or prospective customer of the Company with which Employee had a substantial relationship within the preceding twelve (12) month period, regardless of such person's or entity's location; or (c) solicit any of the employees, agents, independent contractors or consultants of the Company, regardless of such person's or entity's location, to terminate any business relationship with the Company. Employee further agrees that upon a violation of this section of this Agreement, the period during which Employee's covenants in this section apply will be extended by the number of days equal to the period of such violation.

         8.3 SEVERABILITY. Every provision of this Article is intended to be severable. If any provision or portion of a provision is illegal or invalid, then the remainder of this Article will not be affected. Moreover, any provision of this Article which is determined to be unreasonable, arbitrary or against public policy will be modified as necessary so that it is not unreasonable, arbitrary or against public policy. An illegally long period of time or illegally large geographic area, for example, should be reduced to a shorter period of time or smaller geographic area.

         8.4 ACKNOWLEDGEMENTS. Employee acknowledges that he has incurred the obligations set forth in this Article solely in consideration of the Company's execution of this Agreement and those obligations (as well as this provision) will survive and continue notwithstanding the termination, rescission or expiration of this Agreement or any provision of this Agreement. Employee further acknowledges that the foregoing restrictive covenants are reasonable and necessary in light of the circumstances, including the Confidential Information to which he has been exposed, the business relationships with the Company's customers and others he has developed and the specialized training he has received during his employment by the Company.

         8.5 COUNTERCLAIMS. The existence of any claim or cause of action Employee may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Article.


                                   ARTICLE IX
                                    REMEDIES

         9.1 EQUITABLE REMEDIES. Employee and the Company agree that the services to be rendered by Employee pursuant to this Agreement, and the rights and interests granted and the obligations to be performed by Employee to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. Employee hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of ARTICLES VI, VIII AND XII of this Agreement, both pendente lite and permanently, against Employee, as such breach would cause irreparable injury to the Company and a remedy at law would be inadequate and insufficient. Therefore, the Company may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction in the matter restraining any further violation.

         9.2 RIGHTS AND REMEDIES PRESERVED. Nothing in this Agreement except
SECTION 10.11 shall limit any right or remedy the Company or Employee may have under this Agreement or pursuant to law for any breach of this Agreement by the other party. The rights granted to the parties herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 NO WAIVERS. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

         10.2 NOTICES. Any notice to be given to the Company and Employee under the terms of this Agreement may be delivered in person, by courier or Federal Express, United Parcel Service, Airborne Express U.S. express mail or other similar nationally recognized overnight delivery service that obtains a confirmation of delivery, or by registered or certified mail, postage prepaid, return receipt requested, and shall be addressed as follows:

         IF TO THE COMPANY:        Z-Tel Communications, Inc.
                                   601 South Harbour Island Boulevard, Suite 220
                                   Tampa, FL  33602
                                   Attention:  Corporate Counsel

         IF TO EMPLOYEE:           Charles W. McDonough
                                   2340 Wulfert Road
                                   Sanibel, FL  33957

Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered, (ii) when delivered by courier or overnight delivery service or (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, return receipt requested as provided herein.

         10.3 SEVERABILITY. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

         10.4 SUCCESSORS AND ASSIGNS. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company with any other entity. Employee shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by him hereunder to any person or entity.

         10.5 ENTIRE AGREEMENT. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification (except as otherwise provided herein with respect to the modification of provisions that are unreasonable, arbitrary or against public policy), termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding that involves the interpretation of any provisions of this Agreement.

         10.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to the conflict of law principles thereof.

         10.7 CONSTRUCTION. This Agreement was negotiated at arms'-length and will not be construed more strongly against any party regardless of which party was responsible for its preparation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the other genders. The words "Agreement," "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole, including Exhibits, and not to any particular provision of this Agreement. Whenever the word "include," "includes" or "including" is used in this Agreement, it will be deemed to be followed by the words "without limitation." The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

         10.8 FURTHER ASSURANCES. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

         10.9 AFFILIATE. The term "Affiliate" with respect to a party to this Agreement means (i) any person or entity directly or indirectly controlling the party; (ii) any person or entity controlled by or under common control with the party; (iii) any person or entity owning or controlling 10% or more of the outstanding voting securities or interests of the party; (iv) any officer, director, partner or employee of a person or entity described in (i), (ii) or
(iii) above; and (v) any entity for
which a person or entity described in (i), (ii) or (iii) above is an officer, director, partner, or employee.

         10.10 COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

         10.11 CONFIDENTIAL ARBITRATION. The parties hereto agree that any dispute concerning or arising out of the provisions of this Agreement, Employee's employment or termination of Employee's employment shall be resolved by confidential arbitration in accordance with the rules of the American Arbitration Association. Such confidential arbitration shall be held in Tampa, Florida, and the decision of the arbitrator(s) shall be conclusive and binding on the parties and shall be enforceable in any court of competent jurisdiction. The arbitrator may, in his or her discretion, award attorney's fees and costs to such party as he or she sees fit in rendering his or her decision. Notwithstanding the foregoing, if any dispute arises hereunder as to which the Company desires to exercise any rights or remedies under SECTION 9.1 hereof, the Company may, in its discretion, in lieu of submitting the matter to arbitration, bring an action thereon in any court of competent jurisdiction in Tampa, Florida, which court may grant any and all relief available in equity or at law. In any such action, the prevailing party shall be entitled to reasonable attorneys' fees and costs as may be awarded by the court.

         10.12 PIRATED SOFTWARE. During the course of Employee's employment by the Company, Employee will not utilize or allow the utilization of computer software owned by another without permission of the owner.

                                   ARTICLE XI
                                    SURVIVAL

         The provisions of ARTICLES VI, VII, VIII, IX AND X of this Agreement and this ARTICLE shall survive the termination, rescission or expiration of this Agreement whether upon, or prior to, the Scheduled Termination Date hereof. The representations and warranties of the parties hereto shall survive the execution of this Agreement and continue without limitation.


                                   ARTICLE XII
                              INTELLECTUAL PROPERTY

         All Confidential Information, computer software, video and sound recordings, scripts, creations, inventions, improvements, designs and discoveries conceived, created, invented, authored, developed, produced or discovered by Employee while employed by the Company, whether alone or with others, whether during or after regular work hours, are and will be the Company's property exclusively, in its sole discretion. Employee hereby assigns to the Company all copyrights, trademarks and other rights of authorship or ownership he may have with respect to such items. Moreover, at any time, without additional consideration, Employee will execute and deliver any documents or instruments that the Company may request in order to effectively convey and transfer good title and right to, and put the Company in possession of, such items.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth.

                                      Z-TEL COMMUNICATIONS, INC.,
                                      a Delaware corporation



                                      By:           /s/
                                          -------------------------------
                                          D. Gregory Smith,
                                          President and Chief Executive Officer

                                      DATE:      August 14, 2002
                                          -------------------------------






                                                    /s/
                                      -----------------------------------
                                      Charles W. McDonough
                                      2340 Wulfert Road
                                      Sanibel, FL  33957